UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2011
Hanesbrands Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32891 (Commission File Number)	20-3552316 (IRS Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, NC (Address of principal executive offices)	27105 (Zip Code)
Registrant’s telephone number, including area code: (336) 519-8080
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On May 11, 2011, E. Lee Wyatt Jr., Chief Financial Officer (“CFO”) of Hanesbrands Inc. (the “Company”), resigned effective as of June 30, 2011.
     In connection with the resignation of Mr. Wyatt, Dale W. Boyles, age 50, was appointed Interim CFO, a position which he now holds in addition to his current position as Chief Accounting Officer and Controller of the Company. Mr. Wyatt will be available in an advisory capacity to provide support on transitional matters until June 30, 2011.
     In Mr. Boyles’ position as Chief Accounting Officer and Controller, which he has held since September 2006, Mr. Boyles has led a global finance team of over 200 people across 20 countries with respect to the company’s domestic and international financial reporting, corporate accounting, global accounts payable, global payroll, global fixed assets, media, advertising and promotions and global external audit functions. Mr. Boyles will continue to serve in this capacity during his service as Interim CFO. Before joining the Company in September 2006, Mr. Boyles was with KPMG LLP since June 1997, most recently as an Audit Partner.
     In connection with his appointment as Interim CFO, Mr. Boyles’ base salary was increased to $350,000. Mr. Boyles will be eligible for a bonus under the Company’s annual incentive plan of between 45% and 90% of his base salary. In addition, Mr. Boyles will receive a retention award with a value of $500,000, consisting of $300,000 in cash payable on August 1, 2012 and restricted stock units with a grant date value of $200,000 that will vest on the third anniversary of the grant date.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits

Exhibit 99.1	Press release dated May 12, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 13, 2011	HANESBRANDS INC.
	By:	/s/ Joia M. Johnson
Joia M. Johnson
Chief Legal Officer, General Counsel and Corporate Secretary

Exhibits

99.1	Press release dated May 12, 2011